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                                                                     EX-99.B16

              SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS


1. Average Annual Total Return (As of September 30, 1996)
     P (1 + T)(n) = ERV
   Where:   P = a hypothetical initial payment of $1,000
            T = average annual total return
            N = number of years
   ERV = ending redeemable value at the end of the period
   EXAMPLE: One Year
       P = $1,000
       T = +15.27%
       N = 1
ERV = $1,152.70
   Five Year
       P = $1,000
       T = +13.45%
       N = 5
    ERV = $1,879.11
   Since inception
       P = $1,000
       T = +14.06%*
       N = *
    ERV = $2,829.51*
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* Since Inception, November 3, 1988.